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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report on the Statements of Net Assets to be Sold and Net Revenues and Certain Expenses of C.R. Bard, Inc. Cardiology Division -- Coronary Catheter Lab Products as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, and to all references to our Firm included in or made a part of this registration statement no. 333-53421 dated November 12, 1998.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey

November 12, 1998